Houston Wire & Cable Company Reports Results for the First Quarter of 2014

Record Sales of $100.3 Million

Increased Dividend by 9.1%

HOUSTON, TX -- (Marketwired - May 08, 2014) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the first quarter ended March 31, 2014.

Selected highlights were:

  Record first quarter sales of $100.3 million
  Improving regional sales trends contributed to overall growth
  Net income of $3.7 million
  Diluted EPS of $0.21
  Declared a dividend of $0.12 per share

First Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, "We are very pleased to report record first quarter sales levels, which represented a 6% increase over the prior year quarter, or 10% as adjusted for fluctuations in metals prices, and a 6% increase sequentially. These results are primarily due to improved regional performances, including contributions from territories that had under-performed in 2013, increased project activity and continued Maintenance, Repair and Operations (MRO) growth. Despite these enhanced contributions from certain regions, however, there are still areas of the country where demand remains sluggish and shows minimal signs of recovery.

MRO business increased slightly over 1%, or approximately 4% on a metals adjusted basis, and project sales increased 16%, or approximately 19% on a metals adjusted basis over the prior year quarter. We are pleased that the release of formerly booked project business was not negatively impacted by the inclement weather conditions experienced across a wide portion of the country. We do believe, however, that the weather did have some negative impact on the MRO side of our business, which is largely dependent on immediate daily demand."

Strategic expansion of our distribution platform into underserviced geographic regions continued as we opened a new location in Odessa, Texas, in February, which followed the fourth quarter 2013 opening of our Alaska location.

The continued overall competitiveness of the marketplace, varying levels of market demand, and deflation in the price of copper resulted in a gross margin of 21.6%, which was down 110 basis points from the first quarter of 2013, but near flat sequentially.

Operating expenses, although up 2% from the prior year period decreased as a percent of sales to 15.3% from 15.9% in the prior year period and from 16.1% sequentially.

Interest expense was flat with the prior year period and the effective interest rate remained at 1.9%. The effective tax rate for the quarter was 38.4%, up from the 36.8% rate in 2013. The prior year included a state tax credit, but 2014 was consistent with historical annual rates.

Net income of $3.7 million fell 3% short of the prior year period, but increased sequentially by 19%. Diluted earnings per share were $0.21, compared to $0.22 in the prior year quarter.

Conference Call
The Company will host a conference call to discuss first quarter results today, Thursday, May 8, 2014, at 10:00 a.m., C.D.T. Hosting the call will be James Pokluda, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until May 15, 2014.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID #35031280

About the Company
With 39 years of experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include: continuous and interlocked armor cable; control and power cable; electronic wire and cable; flexible and portable cords; instrumentation and thermocouple cable; lead and high temperature cable; medium voltage cable; premise and category wire and cable; primary and secondary aluminum distribution cable; wire rope and wire rope slings, as well as synthetic slings, chain, shackles and other related hardware. We also offer private branded products including our proprietary brand, LifeGuard™, a low-smoke, zero-halogen cable. Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                        Consolidated Balance Sheets
                     (In thousands, except share data)

                                                   March 31,   December 31,
                                                     2014          2013
                                                 ------------  ------------
                                                  (unaudited)
Assets
Current assets:
  Accounts receivable, net                       $     67,028  $     60,408
  Inventories, net                                     91,932        96,107
  Deferred income taxes                                 2,794         2,591
  Income taxes                                             --           420
  Prepaids                                              1,251           762
                                                 ------------  ------------
Total current assets                                  163,005       160,288

Property and equipment, net                             8,321         7,974
Intangible assets, net                                  9,801        10,234
Goodwill                                               17,520        17,520
Other assets                                              194           159
                                                 ------------  ------------
Total assets                                     $    198,841  $    196,175
                                                 ============  ============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                 $      2,948  $      4,594
  Trade accounts payable                               13,526        13,637
  Accrued and other current liabilities                 9,757        18,772
  Income taxes                                          2,102            --
                                                 ------------  ------------
Total current liabilities                              28,333        37,003

Debt                                                   58,170        47,952
Other long term obligations                                97            97
Deferred income taxes                                     389           429
                                                 ------------  ------------
Total liabilities                                      86,989        85,481
                                                 ------------  ------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and
   outstanding                                             --            --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,912,413 and 17,954,032 outstanding at
   March 31, 2014 and December 31, 2013,
   respectively                                            21            21
  Additional paid-in-capital                           55,513        55,642
  Retained earnings                                   106,373       104,607
  Treasury stock                                      (50,055)      (49,576)
                                                 ------------  ------------
Total stockholders' equity                            111,852       110,694

                                                 ------------  ------------
Total liabilities and stockholders' equity       $    198,841  $    196,175
                                                 ============  ============

                        HOUSTON WIRE & CABLE COMPANY
                      Consolidated Statements of Income
                                 (Unaudited)
               (In thousands, except share and per share data)

                                                        Three Months Ended
                                                            March 31,
                                                     -----------------------
                                                         2014        2013
                                                     ----------- -----------

Sales                                                $   100,299 $    94,304
Cost of sales                                             78,595      72,925
                                                     ----------- -----------
Gross profit                                              21,704      21,379

Operating expenses:
  Salaries and commissions                                 8,123       7,967
  Other operating expenses                                 6,492       6,281
  Depreciation and amortization                              741         745
                                                     ----------- -----------
Total operating expenses                                  15,356      14,993
                                                     ----------- -----------

Operating income                                           6,348       6,386
Interest expense                                             268         273
                                                     ----------- -----------
Income before income taxes                                 6,080       6,113
Income taxes                                               2,335       2,251
                                                     ----------- -----------
Net income                                           $     3,745 $     3,862
                                                     =========== ===========

Earnings per share:
  Basic                                              $      0.21 $      0.22
                                                     =========== ===========
  Diluted                                            $      0.21 $      0.22
                                                     =========== ===========
Weighted average common shares outstanding:
  Basic                                               17,850,911  17,752,682
                                                     =========== ===========
  Diluted                                             17,944,010  17,845,442
                                                     =========== ===========

Dividends declared per share                         $      0.11 $      0.09
                                                     =========== ===========

                        HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                                (Unaudited)
                               (In thousands)

                                                           Three Months
                                                          Ended March 31,
                                                       --------------------
                                                          2014       2013
                                                       ---------  ---------

Operating activities
Net income                                             $   3,745  $   3,862
Adjustments to reconcile net income to net cash (used
 in) provided by operating activities:
  Depreciation and amortization                              741        745
  Amortization of unearned stock compensation                213        245
  Provision for inventory obsolescence                       412        210
  Deferred income taxes                                     (243)      (312)
  Other non-cash items                                        17        (29)
  Changes in operating assets and liabilities:
    Accounts receivable                                   (6,632)     6,708
    Inventories                                            3,763      2,685
    Book overdraft                                        (1,646)     3,855
    Trade accounts payable                                  (111)    (1,849)
    Accrued and other current liabilities                 (9,264)    (6,272)
    Income taxes payable                                   2,522      2,475
    Other operating activities                              (529)      (274)
                                                       ---------  ---------
Net cash (used in) provided by operating activities       (7,012)    12,049

Investing activities
  Expenditures for property and equipment                   (655)      (274)
                                                       ---------  ---------
Net cash used in investing activities                       (655)      (274)

Financing activities
  Borrowings on revolver                                  99,007     94,696
  Payments on revolver                                   (88,789)  (105,274)
  Payment of dividends                                    (1,959)    (1,596)
  Purchase of treasury stock                                (626)        (2)
  Other financing activities                                  34        127
                                                       ---------  ---------
Net cash provided by (used in) financing activities        7,667    (12,049)
                                                       ---------  ---------

Net change in cash                                            --       (274)
Cash at beginning of period                                   --        274
                                                       ---------  ---------

Cash at end of period                                  $      --  $      --
                                                       =========  =========

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com